Exhibit T3A

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                        SCOTT CABLE COMMUNICATIONS, INC.

                                   ARTICLE ONE

      SCOTT CABLE COMMUNICATIONS, INC. (the "Corporation"), pursuant to the provisions of Articles 4.07 and 4.14 of the Texas Business Corporation Act, hereby adopts Amended and Restated Articles of Incorporation (the "New Charter") which accurately copy the Articles of Incorporation and all amendments thereto as in effect to date (the "Current Charter") and as further amended by such New Charter as hereinafter set forth, and which New Charter contains no other change in any provision thereof.

                                   ARTICLE TWO

      The Current Charter of the Corporation is amended by the provisions of the New Charter as follows:

      a. Authorized Capital - Currently, the Corporation has the authority to issue 100,000,000 shares of common stock, $0.10 par value per share. Pursuant to the New Charter, the Corporation shall have the authority to issue 175,000 shares of common stock, $0.10 par value per share, of which 76,000 shares shall be designated as "Class A Common Stock", 24,000 shall be designated as "Class B Common Stock" and 75,000 shares shall be designated as "Class C Common Stock".

      b. Voting Rights - Pursuant to the Current Charter, all shares of common stock have the same voting rights. Under the New Charter, each share of Class A Common Stock and Class B Common Stock shall have ten votes per share, while each share of Class C Common Stock will have one vote per share. Further, each class will be able to elect a certain number of the directors of the Corporation.

      c. Conversion Feature - None of the Corporation's currently authorized capital is convertible. Under the New Charter, the Class C Common Stock will automatically convert into Class A Common Stock upon the occurrence of a designated event.

      d. Restrictions on Stock - The Current Charter has no restrictions on transfer of any shares of its Authorized Stock or against the Corporation issuing non-voting securities. The New Charter will provide for certain restrictions.

      e. Board of Directors - The Current Charter set the initial board at three directors and does not provide for any voting requirements with respect to action taken by the Corporation's Board of Directors. The New Charter will set the board at five directors and will require the super majority vote of the Corporation's Board of Directors in certain specified instances and will require certain actions to be taken by only one of the classes of directors.

      f. Indemnification - Article VIII of the Current Charter is amended to provide for new indemnification provisions.

      g. Deletions - Articles VII (repurchase of shares), IX (interested director transactions), XI (the Corporation's initial board) and XII (the name and address of the incorporator) of the Current Charter are deleted in their entirety.

      h. Renumbering - Articles VIII, X and XI of the Current Charter are renumbered as Articles VII, VIII and IX respectively, of the New Charter.

                                  ARTICLE THREE

      Each such amendment made by the New Charter has been effected pursuant to the Second Amended Joint Plan of Reorganization (the "Plan of Reorganization") of the Corporation and certain of its affiliates in their jointly administered Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court, District of Delaware Case No. 96-166 (PJW) pursuant to an order or decree of said Bankruptcy Court dated December 6, 1996, which Bankruptcy Court Order or decree approved these Amended and Restated Articles of Incorporation. Said Bankruptcy Court had jurisdiction of the case under the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq. The effective date of these Amended and Restated Articles of Incorporation is set forth in the statement of the Corporation hereafter filed with the Secretary of State of the State of Texas described in ARTICLE FIVE below.

                                  ARTICLE FOUR

      The Current Charter (including the original articles of incorporation and all amendments and supplements thereto) is hereby superseded by the New Charter which accurately copies the entire text of the Current Charter, as amended as set forth in Article Two above. A complete copy of the New Charter is annexed hereto as Exhibit A.


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

                                  ARTICLE FIVE

      Pursuant to Article 10.03 of the Texas Business Corporation Act, the effectiveness of these Amended and Restated Articles of Incorporation shall be delayed and shall occur only upon the future consummation of, and pursuant to the terms of, the Plan of Reorganization. A statement of the Corporation that such condition has been satisfied, and the date on which such condition was satisfied, will hereafter be filed with the Secretary of State of the State of Texas in accordance with said Article 10.03 of the Texas Business Corporation Act before the 90th day following the date of the filing of these Amended and Restated Articles of Incorporation, which date is March 12, 1997.

                              SCOTT CABLE COMMUNICATIONS, INC.


                              By: /s/ Bruce A. Armstrong
                                  ---------------------------------
                                    Bruce A. Armstrong,
                                    President


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

                             EXHIBIT A: TEXT OF THE

                                    RESTATED
                          ARTICLES OF INCORPORATION OF
                        SCOTT CABLE COMMUNICATIONS, INC.

                                    ARTICLE I

         The name of the Corporation is Scott Cable Communications, Inc.

                                   ARTICLE II

                 The Corporation is to have perpetual existence.

                                   ARTICLE III

      The purposes for which the Corporation is organized are and include the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

      a. Authorized Capital - The aggregate number of shares which the Corporation shall have authority to issue is 175,000 shares of common stock, with each share being of the par value of $0.10, of which 76,000 shares shall be designated Class A Common Stock, 24,000 shares shall be designated Class B Common Stock and 75,000 shares shall be designated as Class C Common Stock. Each designated class of shares shall have the same preferences, limitations and relative rights, except as set forth below.

      b. Class A Common Stock - As a general matter, each share of Class A Common Stock shall have ten votes per share. With respect to the election of directors, the holders of the Class A Common Stock, voting as a separate class, shall be entitled to elect two of the Corporation's five directors except that, as of the "Effective Date" as defined below, the two Class A Common Stock directors shall be designated by the Corporation. Notwithstanding the foregoing, upon the conversion of the Class C Common Stock into Class A Common Stock, as set forth in subparagraph (d) below (i) the holders of the Class A Common Stock, voting as a separate class, and including the shares of Class A Common Stock issued upon conversion of the Class C Common Stock, shall be entitled to elect four out of five directors, (ii) the two then current Class A Directors shall be deemed to have resigned and the holders of the Class A Common Stock, voting as a separate class, and including the shares of the Class A Common Stock issued upon conversion of the Class C Common Stock, shall be entitled to elect two directors to fill the vacancy


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

created by the resignation of said Class A Directors and (iii) the two then current Class C Directors shall become Class A Directors.

      c. Class B Common Stock - As a general matter, each share of Class B Common Stock shall have ten votes per share. The holders of the Class B Common Stock, voting as a separate class, shall be entitled to elect one of the Corporation's five directors, except that, as of the "Effective Date", as defined below, the Class B Common Stock director shall be designated by the Corporation.

      d. Class C Common Stock - Each share of Class C Common Stock shall have one vote per share. The holders of the Class C Common Stock, voting as a separate class, shall be entitled to elect two of the Corporation's five directors except that, as of the "Effective Date", as defined below, the two Class C Common Stock directors shall be designated by the "Committee", as defined below. Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock upon the earlier to occur of December 31, 1999 or a "Transaction Event", as defined below. All Class C Common Stock that is so converted shall be deemed permanently cancelled and shall not be available for reissue. Effective immediately upon such conversion, the holders of the Class C Common Stock shall no longer be entitled to elect two of the Corporation's five directors, the then current Class C Common Stock directors shall become Class A Directors.

      e. Special Voting Provisions - Any amendment to Article IX, paragraph (d) shall require the affirmative vote of a majority of the holders of the Class C Common Stock, voting as a separate class.

      *f. Restrictions on Transfer - The Class A Common Stock shall not be transferable until the Class C Common Stock has converted into Class A Common Stock, as set forth in Article IV, paragraph (d) above, except as provided otherwise in the "Management Agreement", as defined in Article IX paragraph (e) below. Further, beneficial ownership of the Class C Common Stock shall only be transferable with the proportional share of the new promissory note to be issued by the Corporation to holders of the Class 6 and 7 Claims pursuant to the "Plan of Reorganization", as defined below.

----------
* The Texas Business Corporation Act requires that transfer restrictions appear in the articles of incorporation, by laws or shareholder's agreement as well as noted conspicuously on the fact of the stock certificate(s). Since the Plan does not specifically contemplate by law amendments, and to obviate the need for another document (a shareholder's agreement), we have put the plan restrictions in the amended charter.


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

      g. Non Voting Equity Securities - The Corporation is prohibited from issuing non voting equity securities.

      h. Certain Definitions -

            (i) "Bankruptcy Proceedings" shall mean the Corporation's bankruptcy case (No. 96-166 (PJW)), jointly administered with certain affiliates, in the United States Bankruptcy Court for the District of Delaware.

            (ii) "Committee" shall mean the Official Creditors' Committee appointed in the Bankruptcy Proceedings.

            (iii) "Effective Date" shall mean the date on which the Plan of Reorganization is consummated.

            (iv) "Plan of Reorganization" shall mean the Corporation's Second Amended Joint Plan of Reorganization in its Bankruptcy Proceedings, as amended.

            (v) "Transaction Event" shall mean (i) the merger, consolidation, liquidation, reorganization or dissolution of the Corporation, (ii) the sale of all of the cable television systems currently owned by the Corporation and (iii) any similar transaction including, without limitation, the reclassification of the capital stock of the Corporation or the dividend or other distribution of any corporate assets to the Corporation's shareholders.

                                    ARTICLE V

      No Shareholder of this Corporation shall, by reason of his holding shares hereof, have any preemptive or preferential right to purchase or subscribe to any shares of any class of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such Shareholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class in this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing Shareholders of any class.


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

                                   ARTICLE VI

      The Corporation will not commence business until it has received, for the issuance of its shares, consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

                                   ARTICLE VII

      The Corporation shall indemnify each director or officer of the Corporation against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent to the maximum extent permitted, and in the manner prescribed, by the Texas Business Corporation Act or other applicable law.

      The Corporation may indemnify a person who was, is, or is threatened to be made, a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the Corporation, or (although such person neither is nor was an officer, employee or agent of the Corporation) is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation for profit subject to the provisions of the Texas Business Corporation Act, corporation for profit organized under laws other than the laws of Texas, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding to the maximum extent permitted, and in the manner prescribed, by the Texas Business Corporation Act or other applicable law.

      The Corporation may advance expenses to directors, officers, employees and agents of the Corporation, and other persons serving at the request of the Corporation (as provided above in this Article), to the maximum extent permitted, and in the manner prescribed, by the Texas Business Corporation Act or other applicable law.

      The Corporation may purchase and maintain insurance or establish and maintain another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation for profit subject to the provisions of the Texas Business Corporation Act, corporation for profit organized under laws other than the laws of Texas, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against or in respect of any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the Corporation would have


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

the power to indemnify him against such liability under the provisions of these Amended and Restated Articles of Incorporation or by statute. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the Corporation.

      Without limiting the power of the Corporation to purchase, procure, establish or maintain any kind of insurance or other arrangement, the Corporation, may for the benefit of persons indemnified by the Corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation; or (4) establish a letter of credit, guaranty or surety arrangement. The insurance or other arrangement may be purchased, procured, maintained or established within the Corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

      Any indemnification of or advance of expenses to a director in accordance with this Article or the provisions of any statute shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

      These indemnification provisions shall inure to each of the directors, officers, employees and agents of the Corporation, and other persons serving at the request of the Corporation (as provided above in this Article), whether or not the claim asserted against him is based on matters that antedate the adoption of this Article, and in the event of his death shall extend to his legal representatives; but such rights shall not be exclusive of any rights to which he may be entitled.

      For purposes of this Article, (1) the term "expenses" includes court costs and attorneys' fees, (2) the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, and


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

(3) the term "director" means any person who is or was a director of the Corporation and any person who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation for profit subject to the provisions of the Texas Business Corporation Act, corporation for profit organized under laws other than the laws of Texas, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

      Notwithstanding any provision of this Article VII to the contrary, the Corporation shall purchase and maintain insurance to the extent required in order to comply with the Plan of Reorganization, as defined in Article IV, paragraph (h) above.

                                  ARTICLE VIII

      The post office address of its registered office is c/o CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.

                                   ARTICLE IX

      (a) Current Directors - The number of Directors constituting the Board of Directors prior to the Effective Date shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, and the names and addresses of the persons who are serving as Directors of the Corporation prior to the Effective Date are:

                        Bruce A. Armstrong
                        Four Landmark Square
                        Suite 302
                        Stamford, Connecticut  06901

                        John M. Flanagan, Jr.
                        Four Landmark Square
                        Suite 302
                        Stamford, Connecticut  06901

      (b) Number and Classes of Directors - As of the Effective Date, as defined in Article IV paragraph (h) above the Board of Directors of the Corporation shall consist of five directors; two directors shall be considered Class A Common Stock Directors, one director shall be considered the Class B Common Stock Director and two directors shall be considered Class C Common Stock Directors until the Class C Common Stock is converted, as described in Article IV paragraph (d) above, after which time there shall be four Class A Common Stock directors, and one Class B


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

Common Stock director. Except with respect to the appointment of directors as of the Effective Date, as described in Article IV above, directors shall be elected annually.

      (c) Action by the Board - As a general matter and subject to subparagraph
(d) of this Article IX, the act of a majority of the directors present at any meeting at which there is quorum shall be the act of the Board of Directors of the Corporation. Notwithstanding the foregoing, however, a vote of four of the five directors of the Corporation shall be required with respect to each of the following: (i) the incurrence of significant additional debt by the Corporation,
(ii) extraordinary capital expenditures by the Corporation not provided for in the Corporation's projections presented as part of the Plan of Reorganization, as defined in Article IV Paragraph (h) above, (iii) the declaration of any dividend, (iv) the commencement of a voluntary case under the "Bankruptcy Code", as defined below, or any similar bankruptcy or insolvency proceeding and (v) the consent to an involuntary petition for relief under the "Bankruptcy Code" as defined below, or any similar bankruptcy or insolvency proceeding.

      (d) Special Provisions re: New Management Agreement - In addition, the Class C Common Stock Directors shall have the sole responsibility for making any decision on behalf of the Corporation's Board of Directors with respect to (i) whether the "New Management Agreement", as defined below, should be terminated as a result of a breach thereof, (ii) the selection of a new manager upon any such breach and (iii) whether the "New Management Agreement", as defined below, shall be renewed at the end of its term.

      (e) Certain Definitions:

      (i) "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as now in effect or hereafter amended to the extent such amendment is applicable to the Corporation's Bankruptcy Proceeding.

      (ii) "New Management Agreement" means the New Management Agreement being entered into or to be entered into between, among others, the Corporation and Scott Cable Management Company, Inc. in connection with the Plan of Reorganization.


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